            As filed with the Securities and Exchange Commission on May 28, 1998
                                                  Registration No. 333-
                                                                       ---------
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             ----------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                         MARTEK BIOSCIENCES CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                                          52-1399362
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                         Identification Number)

                             ----------------------

                                6480 DOBBIN ROAD
                           COLUMBIA, MARYLAND  21045
                                 (410) 740-0081
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               HENRY LINSERT, JR.
                            CHIEF EXECUTIVE OFFICER
                         MARTEK BIOSCIENCES CORPORATION
                                6480 DOBBIN ROAD
                           COLUMBIA, MARYLAND  21045
                                 (410) 740-0081
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                               MICHAEL J. SILVER
                             HOGAN & HARTSON L.L.P.
                      111 SOUTH CALVERT STREET, 16TH FLOOR
                           BALTIMORE, MARYLAND  21202
                                 (410) 659-2700

                             ----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                             ----------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                            ---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
                                        Amount         Proposed       Proposed Maximum
                                         to be          Maximum           Aggregate         Amount of
     Title of Securities to be        Registered     Offering Price       Offering         Registration
           Registered (1)                              Per Share            Price              Fee
-------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per       1,475,017       $12.69(3)       $18,717,966(3)          $5,522
share (2)(4)                            Shares
-------------------------------------------------------------------------------------------------------
Warrants to Purchase Common Stock       442,506
(4)                                    Warrants             --               --                 --
-------------------------------------------------------------------------------------------------------
Common Stock Underlying                 442,506        $12.69(3)       $5,615,402(3)           $1,657
Warrants(2)                              Shares
-------------------------------------------------------------------------------------------------------
Total:                                                                                         $7,179
-------------------------------------------------------------------------------------------------------




 (1) The securities being registered hereby consist of shares of common stock offered from time to time for resale by certain selling stockholders, common stock warrants offered from time to time for resale by these selling stockholders, and common stock issuable upon exercise of these warrants following transfer of these warrants to persons other than these selling stockholders (and their affiliates).

 (2) Includes Series A Preferred Share Purchase Rights attached thereto, for which no separate fee is payable pursuant to Rule 457(i).

 (3) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee and based upon the average of the high and low prices per share of Martek Biosciences Corporation's common stock, par value $.10 per share, on May 22, 1998, as reported on The Nasdaq Stock Market's National Market, of $12.69.

 (4) Of the securities registered hereunder, 655,563 of the shares of common stock and 196,670 of the warrants have been issued to date. The remaining shares of common stock and warrants may be issued if Martek Biosciences Corporation elects to sell such shares of common stock and warrants in accordance with the terms of the Common Stock and Warrant Purchase Agreement entered into by and among Martek Biosciences Corporation and the selling stockholders hereunder, which securities the selling stockholders are irrevocably obligated to purchase.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                                    MAY 28, 1998
                         MARTEK BIOSCIENCES CORPORATION

                        1,475,017 SHARES OF COMMON STOCK
              WARRANTS TO PURCHASE 442,506 SHARES OF COMMON STOCK
               442,506 SHARES OF COMMON STOCK UNDERLYING WARRANTS

         This Prospectus relates to (i) the offering by the selling securityholders hereunder (the "Selling Stockholders") for resale of up to 1,475,017 shares of common stock, $.10 par value ("Common Stock") of Martek Biosciences Corporation ("Martek" or the "Company") acquired in a direct private placement by the Company to the Selling Stockholders, (ii) the offering by the Selling Stockholders for resale of up to 442,506 shares of Common Stock acquired by the Selling Stockholders through exercise of certain warrants (the "Warrants") issued in a direct private placement by the Company to the Selling Stockholders, (iii) the offering of the Warrants for resale by the Selling Stockholders and (iv) the offering by the Company of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares") by holders other than the Selling Stockholders and affiliates thereof. The shares of Common Stock being offered by the Selling Stockholders are herein referred to as the "Common Shares." The Common Shares and the Warrants were or will be issued pursuant to a Common Stock and Warrant Purchase Agreement (the "Purchase Agreement") entered into between the Company and the Selling Stockholders. This Prospectus has been prepared by the Company pursuant to the terms of the Purchase Agreement. See "Selling Stockholders and Plan of Distribution."

         The Common Shares and Warrants may be offered and sold from time to time by the Selling Stockholders directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire Common Shares or Warrants as principals. In connection with any sales of Common Shares and Warrants hereunder, the Selling Stockholders and any broker-dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The distribution of the Common Shares by the Selling Stockholders may be effected in one or more transactions that may take place through the Nasdaq National Market or any national securities exchange on which the Common Stock is approved for listing in the future, including block trades or ordinary brokers' transactions, or through privately negotiated transactions, through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. See "Selling Stockholders and Plan of Distribution." The Warrants are not listed for trading on any national securities exchange or approved for quotation on the Nasdaq National Market or any other inter-dealer quotation system, and the Company does not intend to qualify the Warrants for such trading or quotation in the future. Certain expenses incurred in connection with the registration of the securities offered hereby under the federal and state securities laws are being borne by the Company. The Company will not bear any commissions or discounts paid or allowed by the Selling Stockholders to underwriters, dealers, brokers or agents. The Company will not receive any proceeds from the sale of the Common Shares or Warrants by the Selling Stockholders. The aggregate proceeds to the Selling Stockholders from the sale of the Common Shares and Warrants will be the purchase price thereof less the aggregate agents' commissions and underwriters' discounts, if any. Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. See "Selling Stockholders and Plan of Distribution."

         Warrant Shares are being offered hereunder in connection with the exercise of the Warrants by holders other than Selling Stockholders and their affiliates. Any Warrant Shares so offered will be issued upon payment of the warrant exercise price specified therein and the Warrant holder's compliance with the other terms of the Warrants. Such warrant exercise price, aggregating up to approximately $7,380,000 (if the Warrants are exercised in full), will be received by the Company and no underwriters' or agents' commissions or discounts will be payable thereunder. Common Shares issuable upon exercise of Warrants held by Selling Stockholders and their affiliates will be or have been issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933 and are not being offered for issuance by means of this Prospectus.

         The Common Stock is traded on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "MATK". On May 22, 1998, the last sale price of the Common Stock on the Nasdaq National Market was $12.63 per share.

                         -------------------------------

       SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN CONSIDERATIONS
                      RELEVANT TO AN INVESTMENT IN MARTEK.

                         -------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
                 AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May   , 1998.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's New York Regional Office at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the Commission's Chicago Regional Office at Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants, including the Company, that file such information electronically with the Commission. The address of the Commission's Web site is http:\\www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock and Warrants offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof: the Company's Annual Report on Form 10-K for the year ended October 31, 1997, the description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A, dated September 9, 1993, filed under the Exchange Act with respect to the Common Stock, including all amendments and reports filed for the purpose of updating such description, the Company's Quarterly Report on Form 10-Q for the quarter ended January 31, 1998, and the Company's Current Report on Form 8-K, dated May 5, 1998. All documents filed by the Company with the Commission pursuant to Section 13(a) of the Exchange Act and any definitive proxy statement so filed pursuant to Section 14 of the Exchange Act and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock and Warrants shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will furnish without charge upon written or oral request to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, a copy of any or all of the documents specifically incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests should be addressed to: Peter L. Buzy, Chief Financial Officer, Martek Biosciences Corporation, 6480 Dobbin Road, Columbia, Maryland 21045, (410) 740-0081.

         To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement that is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

                                  RISK FACTORS

         In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing the Common Stock and Warrants offered hereby. The following discussion identifies important factors that could cause the Company's actual results to differ materially from results predicted or implied in any forward-looking statements made in this Prospectus or elsewhere by or on behalf of the Company.

         History of Operating Losses; Uncertainty of Future Financial Results. The Company has experienced net operating losses since its inception. The Company expects such losses to continue until significant sales of its nutritional oils occur and/or until significant royalties from sales of infant formula products containing the Company's oils are recognized. The Company expects to have quarter-to-quarter and year-to-year fluctuations in revenues, expenses and losses, some of which could be significant. Future financial results will be affected by, among other things, the following factors: the Company's ability to complete successfully the commercialization and cost optimization of its products; the willingness and ability of infant formula licensees to incorporate the product into their infant formula products; the willingness of potential strategic partners to market the Company's products; growth in revenues from the Company's nutritional oils; growth in revenues from sales of products for use in molecular structure research and structure-based drug design; the progress of the Company's research and development programs and its preclinical and clinical product studies; the time and costs of obtaining regulatory approvals for those products subject to such approval; the Company's ability to protect its proprietary rights; the costs of protecting the Company's patent claims; competing technological and market developments; manufacturing costs associated with its various products and potential products; and the costs of commercializing and marketing the Company's products.

         Early Stage of the Company and its Products. The Company was founded in 1985. Although the Company expects to receive most of its future revenues from direct sales of products, royalty income and licensing fees, a portion of its revenues to date has come from research and development contracts (primarily from the federal government) and federal government grants. The Company first realized revenues from its products for use in molecular structure research and structure-based drug design in 1989 and from license fees and sales of sample quantities of certain of its nutritional and diagnostic products in 1992. Certain of the Company's products will require substantial additional research and development. Some will require laboratory and clinical testing and regulatory approval. There can be no assurance that the Company's product development efforts will be successfully completed, that required regulatory approvals will be obtained on a timely basis or at all, that the Company's products will be capable of being manufactured in commercial quantities at reasonable cost or that any new products, if introduced, will achieve market acceptance. In addition, although the Company anticipates the introduction of new products over the next several years, some of the Company's potential products, especially in the area of pharmaceuticals, are not expected to become commercially available for many years, if at all.

         Need for Additional Capital. Substantial expenditures will be required to enable the Company to continue its research and development activities, to conduct preclinical and clinical studies and to manufacture and market its products. The level of expenditures required for these activities will depend in part on the extent to which the Company develops, manufactures and markets its products independently or with other companies through collaborative arrangements. The Company's future capital requirements will also depend, among other things, on one or more of the following factors: the extent and progress of its research and development programs; the progress of preclinical and clinical studies; the time and costs of obtaining regulatory clearances for those products subject to such clearances; the costs involved in filing, protecting and enforcing patent claims; competing technological and market developments; the cost of capital expenditures at the Company's manufacturing facilities; the cost of acquiring additional and/or operating existing manufacturing facilities for its various products and potential products (depending on which products the Company decides to manufacture and continues to manufacture itself); and the costs of marketing and commercializing the Company's products. There can be no assurance that funding to carry on these activities will be available at all or on favorable terms to permit successful commercialization of the Company's products. The Company has only established limited debt financing arrangements, which require the Company to meet certain financial covenants related to its outstanding term loans. There can be no assurance that it will be able to continue such arrangements, to continue to comply with bank covenants or to establish additional debt financing arrangements on satisfactory terms, if at all. If adequate funds are not available, the Company may be required to curtail one or more of its research and development, manufacturing and commercialization programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish certain technology or product rights including patent and other intellectual property rights.

         Dependence on Third Parties; Reliance on Future Collaborations. To date, a portion of the Company's revenues has consisted of license fees and anniversary payments received from infant formula manufacturers which have licensed the Company's nutritional oils. Under these agreements, the Company is entitled to receive royalty payments based on the licensees' sales of products including the Company's nutritional oils. Such licensees will be responsible for performing all clinical testing on, obtaining regulatory approvals for and marketing products containing the Company's nutritional oils. These licensees are not required to use the Company's nutritional oils in any of their products and are not restricted under the licensing agreements from obtaining docosahexaenoic acid ("DHA") or arachidonic acid ("ARA") from other sources for use in their infant formula products. Although some of the licensees have introduced infant formula products containing the

Company's nutritional oils overseas, the Company cannot predict whether any licensee will broaden its use of the Company's oils or whether they will be used by any of the Company's other licensees in their infant formula products. Accordingly, future revenues from the Company's nutritional oils are largely dependent on factors over which the Company will have no control.

         The Company's strategy for the development, clinical testing, manufacturing and commercialization of certain of its products includes entering into various collaborations with corporate partners, licensors, licensees and others. In 1997, the Company entered into a supply agreement with a third party manufacturer for its ARA-containing oil. Although the Company is able to produce its ARA oil in its Kentucky manufacturing plant, a halt in supply from its third party ARA oil manufacturer could adversely impact the Company's ability to meet product demand in the short-run and, in the long-run, if this source of ARA oil could not be replaced. There can be no assurance that the Company will be able to negotiate other collaborative arrangements in the future on acceptable terms, if at all, or that such collaborative arrangements will be beneficial to the Company. To the extent that the Company is not able to establish such arrangements, it would face increased capital requirements to undertake such activities at its own expense and might encounter significant delays in introducing its products into certain markets or find that the development, manufacture, marketing and sale of its products in such markets is adversely affected. In particular, the continuing ability of the Company to generate nutritional oil-related revenues is dependent on the Company's ability to enter into agreements with additional licensees. Certain of the Company's nutritional oil licensing agreements contain provisions which restrict the Company from entering into agreements with future licenses for infant formula applications containing payment terms more favorable, or with lower royalty rates, than those granted to current licensees. Such provisions may restrict the Company's ability to negotiate with potential infant formula licensees.

         Dependence on Major Customers. The Company's dependence on sizable product orders from its infant formula licensees and other marketing partners will make the relationship with each customer critically important to the Company's business. While each customer relationship is typically structured around a detailed, heavily negotiated contract, as the relationship evolves over time, adjustments to such items as product pricing, royalty rates and delivery timetables may be required in response to customer demands and expectations. There can be no assurance that the Company will be able to manage its licensees and other customer relationships successfully. Additionally, the size and complexity of the Company's licensees and other marketing partners, and the typically long and unpredictable product launch cycles require the Company to make considerable early investments in account management and other efforts without the assurance of future revenues. There can be no assurance that the Company will be able to convert these investments into significant revenue generating relationships.

         Technological Change and Competition. The Company operates in rapidly evolving fields. Competition from larger, more experienced and better capitalized companies has been and will continue to be intense. There can be no assurance that developments by others will not render the Company's products or technologies obsolete or noncompetitive or that the Company will be able to keep pace with any new technological developments. Currently, DHA-containing fish oils provide alternative sources of DHA, and the Company is aware of another company which produces DHA from fungal sources. In addition, DHA and ARA have been derived from egg yolk lipids, and the Company is currently aware of several European infant formula manufacturers that are adding DHA derived from egg yolk lipids to their infant formula. Further, although the Company has obtained seven U.S. patents and a number of patents outside the U.S. covering certain aspects of its nutritional oils to date, and has additional patent applications pending covering certain aspects of these DHA- and ARA-containing oils, the Company has not been awarded any European patents relating to its ARA-containing oil. Accordingly, competitors may be able to produce, sell and use ARA in Europe during the period when patents have not been issued or have been invalidated using similar or identical processes to those used by the Company, although they generally are prohibited from manufacturing, using or selling such materials where patents have been issued. Competitors may also be able to produce, sell and use DHA-and/or ARA-containing oils in countries where the Company has not applied for patent protection. In addition, competitors may produce certain DHA- and ARA-containing oils that are not covered by the Company's patents. The Company is aware of several other companies offering ARA-containing oils for sale. In addition, there can be no assurance that other sources of DHA and ARA, the two primary components of the Company's nutritional oil, will not become commercially viable.

         Uncertainty Regarding Patents and Proprietary Technology. The Company's success is dependent in part on its ability to obtain patent protection for its products, maintain trade secret protection and operate without infringing the proprietary rights of others. The Company's policy is to protect aggressively its proprietary technology through patents, where appropriate, and through trade secrets in other cases. Additionally, the Company, in certain cases, relies on the licenses of patents and technology of third parties. The Company has obtained over 18 U.S. patents, covering various aspects of its technology, which will expire on various dates between 2007 and 2015. The Company has filed, and intends to file, applications for additional patents covering both products and processes as appropriate. There can be no assurance that any patent applications filed by, assigned to, or licensed to, the Company will be granted, that the Company will develop additional products that are patentable or that any patents issued to or licensed by the Company will provide the Company with any competitive advantages or adequate protection for inventions. Moreover, no assurance can be given that any patents issued to or licensed by the Company will not be challenged, invalidated or circumvented by others.

         There can be no assurance that issued patents, or patents that may issue, will provide protection against competitive products or otherwise be commercially valuable. Furthermore, patent law relating to the scope of claims in the fields of health care and biosciences is still evolving, and the Company's patent rights are subject to this uncertainty. The Company's patent rights on its products therefore might conflict with the patent rights of others, whether existing now or in the future. Alternatively, the products of others could infringe the patent rights of the Company. The defense and prosecution of patent claims is both costly and time consuming, even if the outcome were favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease selling its products.

         The Company has been issued seven U.S. patents covering certain aspects of its DHA and/or ARA oils. The Company has applied for other patents in the United States covering certain other aspects of its nutritional oils and has also filed patent applications on a selective basis in other industrialized countries, some of which are pending and some of which have been granted. The Company is unable to predict, however, whether these patents will be challenged, invalidated or circumvented by others. Failure by the Company to obtain adequate patent protection for its nutritional oils would have a material adverse effect on the Company's results of operations, particularly future sales of its nutritional oils, future royalties on sales of infant formula containing these oils or license fees related thereto. In particular, failure to maintain patent protection would permit competitors of the company to produce products which would be directly competitive with its nutritional oils using similar or identical processes, and it is possible that the infant formula manufacturers currently under license by the Company or which may be under license in the future may choose formula ingredients from these competitors if they choose to include the ingredients in their formulas at all.

         The Company's other patents cover its photobioreactor system for culturing microalgae and certain aspects of Martek's breath test technology; its Celtone and Celtone M technology; and its combinatorial library technology.

         The Company also relies on trade secrets and proprietary know-how, which it seeks to protect in part by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

         Risks Associated with Infant Formula and Nutritional Products Industries. To the extent the Company's nutritional oils are included in infant formula, and/or the Company's oils are included in nutritional products for consumer use, the Company is subject to the risks generally associated with these industries. These risks include, among others, that (i) product tampering or production defects may occur which may require a recall or may reduce the demand for such products; (ii) an ingredient used in such products, including the Company's nutritional oils, may be banned or its use limited or declared unhealthful; and (iii) sales of infant formula may decline or use of the Company's nutritional oils may be limited or discontinued due to perceived health concerns, adverse publicity or other reasons beyond the control of the Company.

         Potential Difficulty in Obtaining FDA and other Government Approvals. The Company's products and its manufacturing and research activities are subject to varying degrees of regulation by a number of government authorities in the United States and other countries, including the FDA pursuant to the Federal Food, Drug and Cosmetic Act (the "FDC Act"). The FDA regulates, to varying degrees and sometimes in very different ways, infant formulas, dietary supplements, medical foods, enteral and parenteral nutritional products and diagnostic and pharmaceutical products, including their manufacture and labeling. Generally, prescription pharmaceuticals and certain types of diagnostic products are regulated more rigorously than foods, such as dietary supplements. Infant formulas are special types of food that are regulated more rigorously than most other types of foods. Federal and state laws, regulations and policies are always subject to change and depend heavily on administrative policies and interpretations. There can be no assurance that any changes with respect to federal and state laws, regulations and policies, and, particularly, with respect to the FDA or other such regulatory bodies, with possible retroactive effect, will not have a material adverse effect on the Company.

         Martek's infant formula licensees are responsible for obtaining the requisite regulatory clearances to market their products containing Martek's oils. To date, none of the company's infant formula licensees have obtained the requisite marketing clearances for any of the Company's products that require such clearances in the United States. Sales of the Company's products outside the United States are subject to foreign regulatory requirements that may vary widely from country to country. Term infant formula products containing the Company's nutritional oils are currently being marketed outside the U.S. in three countries, and pre-term infant formula products containing the Company's oils are currently being marketed outside the U.S. in 30 countries. Martek understands that its licensees have received appropriate regulatory clearances to the extent they are required to market such products in those countries.

         The time required to obtain clearances from additional foreign countries and for term infant formulas containing Martek's oils in foreign countries may be longer or shorter than that required by the FDA or other such agencies, and clearance or other product requirements may differ. There can be no assurance that such foreign clearances or other requirements can be obtained or met on a timely basis, if at all.

         There can be no assurance that DHA and ARA used in medical foods, infant formulas or enteral nutritional products will not be subject to food additive regulation under the FDC Act. Additional data also may be needed to support the use of DHA and ARA in medical foods.

         The process of obtaining FDA clearances can be time-consuming and expensive, and there is no assurance that such clearances will be granted or that the FDA review process will not involve delays that materially and adversely affect the testing, marketing and sale of the Company's products. Moreover, regulatory clearances for products such as medical devices, new drugs, or new food additives, even if granted, may include significant limitations on the uses for which such products may be marketed. Additionally, product clearances could be withdrawn for failure to comply with regulatory standards. There can be no assurance that any clearances that are required, once obtained, will not be withdrawn or that compliance with other regulatory requirements can be maintained.

         Many of the Company's products are in research and development phases. The Company cannot predict all regulatory requirements or issues that may apply to or arise in connection with the Company's products. Changes in existing laws, regulations or policies and the adoption of new laws, regulations or policies could prevent the Company or its licensees or collaborators from, or could affect the timing of, achieving compliance with regulatory requirements, including obtaining current and future regulatory clearances, where necessary.

         Due to the cost and time commitment associated with the FDA regulatory process, as well as the Company's lack of experience in obtaining FDA regulatory clearances, the Company will decide on a product-by-product basis whether to handle relevant clearance and other requirements independently or to assign such responsibilities to its licensees or future collaborative partners. There can be no assurance that the Company, its licensees or collaborators will be able to obtain such regulatory clearances, if required, on a timely basis or at all. Delays in receipt of, or failure to receive, such clearances, the loss of previously received approvals or clearances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

         In connection with the Company's decision to manufacture certain of its products which it markets directly, or licenses to or collaborates with others to market, it will be required to adhere to applicable current Good Manufacturing Practices ("GMP") as required by the FDA. GMP regulations specify component and product testing standards, control quality assurance requirements, and records and other documentation controls. In general, drug GMP requirements are more stringent than food GMP requirements although significant quality control procedures exist for infant formulas. Depending upon the type of FDA application that is submitted, compliance with relevant GMP requirements can be onerous and time consuming, and there can be no assurance that the Company can meet relevant FDA manufacturing requirements, particularly for scale-up operations involving product marketing applications. Because the Company is manufacturing its DHA and ARA oils, it is subject to GMP and various other requirements applicable to infant formulas and dietary supplements as well as periodic inspections by the FDA. Further, the Company has had only limited experience in the area of regulatory compliance with respect to its products. There can be no assurance that the company will be able to continue to manufacture its nutritional oils in accordance with relevant infant formula and dietary supplement requirements for commercial use. Ongoing compliance with GMP and other applicable regulatory requirements are monitored through periodic inspections by state and federal agencies, including the FDA and comparable agencies in other countries. A determination that the Company is in violation of such GMP and other regulations could lead to the imposition of civil penalties, including fines, product recalls or product seizures, and, in the most egregious cases, criminal sanctions.

         Each line of products that is or may be marketed by the Company or its licensees or collaborators can present unique regulatory problems and risks, depending on the product type, uses and method of manufacture.

         The Federal Dietary Supplement Health and Education Act of 1994 ("DSHEA") regulates the use and marketing of dietary supplements. The DSHEA sets forth standards for adulteration of dietary supplements or ingredients thereof, prescribes detailed requirements for labeling dietary supplements and establishes GMP requirements for dietary supplements. Martek is currently marketing a line of DHA dietary supplements, Neuromins(TM) and Neuromins(TM)PL. In addition, it is researching and developing new applications for its DHA and ARA oils. There can be no assurance that the Company will be able to comply with the requirements of the DSHEA or any regulations that the FDA may promulgate thereunder with regards to ARA as a dietary supplement or that the Company will be able to continue to meet such requirements with regard to DHA as a dietary supplement.

         The Company's fluorescent pigments and other products derived from microalgae are subject to potential regulation by the FDA as either medical devices or as a combination medical device/drug product to the extent that they are used in the diagnosis, mitigation, treatment, cure or prevention of diseases. Such classification would subject the products to premarket clearances and/or regulatory approvals. There can be no assurances that the Company or its licensees or collaborators would be able to develop the extensive safety and efficacy data needed to support such FDA premarket clearances and/or regulatory approvals or that the FDA ultimately would authorize the marketing of such products on a timely basis, if at all.

         For pharmaceutical uses of products derived from microalgae, there can be no assurance that required clinical testing will be completed successfully within any specified time period, if at all, with respect to the Company's products. Additionally, there is no assurance that the Company or its licensees or collaborators will be able to develop the extensive data needed to establish the safety and efficacy of these products for approval for drug uses, or that such drug products will not be subject to regulation as biological products or as controlled substances, which would affect marketing and other requirements.

         Limited Manufacturing and Sales and Marketing Experience and Capabilities. In 1995, the Company acquired a fermentation plant in Winchester, Kentucky for the manufacture of its nutritional oils. During 1996, the Company completed the construction of an oil extraction and refining facility at its Winchester plant. The Company has limited experience operating its manufacturing facility. There can be no assurance that the Company will be able to scale-up or successfully optimize production of its nutritional oils or its other nutritional, diagnostic or pharmaceutical products or comply with applicable regulatory, including GMP, requirements or that these production facilities will be sufficient to meet future demand for the Company's products. If the Company is not able to develop adequate manufacturing capability or contract for manufacturing on acceptable terms, the Company may not be able to commercialize certain of its current or planned products or such commercialization may be significantly delayed. In addition, the Company has only limited experience managing operations at a remote geographic location. Managing a remote manufacturing plant may place a substantial strain on the managerial resources of the Company.

         The Company believes that its Winchester, Kentucky plant will be able to produce the Company's nutritional oils in sufficient quantity to meet near-term demand. Nevertheless, because demand for the Company's nutritional oils under the Company's infant formula licensing agreements and other marketing relationships is based on factors beyond the Company's control, the Company is unable to predict whether it has sufficient manufacturing capacity to meet any such future demand. During 1997, the Company entered into a supply agreement with one of the world's largest fermentation companies to provide ARA oil. In addition, the company has conducted DHA production trials with third-party manufacturers to prepare for future DHA oil demand in excess of the Company's current plant capacity. Although the Company believes that it will be able to use third party manufacturing for its DHA oil if demand requires, there is no assurance that the Company will be able to do so successfully. The failure to meet demand for the Company's nutritional oils could encourage the Company's infant formula licensees and other nutritional product customers to look for alternative manufacturing sources.

         The Company currently does not have the capability to manufacture therapeutic and diagnostic products in accordance with GMP requirements. Should the Company decide to manufacture and scale-up the production of future diagnostic and pharmaceutical products, substantial start-up expenses would be incurred, expansion of facilities would be required and additional personnel would have to be hired.

         The Company currently markets its nutritional supplements, formula and nutritional products for use in molecular structure research and structure-based drug design and fluorescent pigments both directly to end users and through distributors. The Company markets its infant formula oils and its nutritional supplements primarily through distributors, and to a lesser extent, directly to consumers. Other nutritional products and products the Company develops in the diagnostic and pharmaceutical areas will require the Company to form corporate alliances with companies capable of marketing such products and/or develop its own sales and marketing force. There can be no assurance that the Company will be able to maintain existing or establish an effective sales or marketing force at an acceptable cost, or at all, or to establish additional third-party sales and marketing arrangements.

         No Clinical and Limited Regulatory Compliance Capabilities. The Company has limited experience and capabilities in the area of product testing and no experience and limited capabilities in the area of regulatory compliance with respect to its products and will have to expend significant sums of money to acquire and expand such capabilities, reach collaborative arrangements with third parties to provide these capabilities or contract with third parties to provide these capabilities. These capabilities will be important to the Company for the successful commercialization of its existing and potential nutritional, human diagnostic and pharmaceutical products.

         The Company intends to depend on its current licensees to obtain any required regulatory clearances for its nutritional oils to be used by such licensees as infant formula ingredients. See "--Dependence on Third Parties; Reliance on Future Collaborations." Although the Company believes that its infant formula licensees will perform required testing and obtain any required regulatory clearances, the Company cannot control the timing or the resources such licensees will devote to these activities. The Company may, in the future, decide to seek FDA clearances itself for its nutritional oils or other nutritional products, if such clearances are required. In the area of human diagnostics, the Company has not yet decided whether to develop in-house capability, contract with third parties, seek collaborative arrangements with partners or use a combination of the three to test its product candidates and obtain any required regulatory clearances. If the Company were to manufacture these diagnostic products for certain uses, it would be subject to applicable regulatory requirements. For its potential pharmaceutical products, the Company will likely contract with third parties and seek collaborative arrangements for these activities. In any case, these activities may require the devotion of substantial resources by the Company and a significant portion of management's time. There can be no assurance that the Company can effectively test and obtain regulatory clearances for its products and delays in testing or obtaining such regulatory clearances may result in delay in or the inability to commercialize the affected product.

         Product Liability. The Company faces an inherent business risk of exposure to product liability claims alleging that the use of its technology or products resulted in adverse effects. Such risk exists in the conduct of clinical studies and even with respect to those products, if any, that receive regulatory clearances for commercial sale. There can be no assurance that the Company's current level of product and clinical study liability insurance together with indemnification rights under its infant formula license agreements and other collaborative arrangements will be adequate to protect the Company. It is uncertain whether the Company will be able to obtain increased levels of insurance as the Company grows, that any level of insurance would be economically practical or that it would be able to renew its current or future policies. A product liability claim or recall in excess of insured amounts or amounts recoverable under applicable contractual arrangements could adversely affect the business, financial condition or future prospects of the Company.

         Dependence Upon Key Personnel. The Company is highly dependent on the principal members of its management, production, sales and marketing and scientific staff. The loss of certain key management and scientific employees could have a material adverse effect on the Company. In addition, the Company believes that its future success will depend in large part upon its ability to attract and retain highly skilled scientific, managerial and marketing personnel. The Company faces competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining the personnel it requires for continued growth.

         Limited Availability of Certain Supplies. The availability of carbon-13 and nitrogen-15 is critical for production of the Company's products for use in drug design. Although the current supplies of these items are adequate for the Company's near-term needs, they may not be adequate if the demand for the Company's products for use in drug design and/or breath test diagnosis were to sustain significant growth.

         Possible Volatility of Stock Price; Limited Liquidity; Absence of Dividends. The market price of the Common Stock may experience a high level of volatility, as frequently occurs with publicly traded emerging growth companies and biosciences companies. Announcements of technological innovations or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, general regulatory developments affecting the Company's products in both the United States and foreign countries, market conditions for emerging growth companies and biosciences companies and economic and other internal and external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the Company's business or the future market price of the Common Stock. Since the Company's initial public offering of Common Stock on November 23, 1993, the average daily trading volume in the Common Stock as reported on the Nasdaq National Market has been relatively low. There can be no assurance that a more active trading market will develop in the future. The Company has never declared or paid any cash dividends on its Common Stock and does not intend to do so for the foreseeable future.

         Anti-Takeover Provisions; Preferred Stock. The Company's Board of Directors is divided into three classes with each class of directors being elected to three-year terms on a rotating basis. As such, only one-third of the members of the Board of Directors stand for election every year. The Company has adopted a stockholder rights plan which may have the effect of deterring hostile or coercive attempts to acquire the Company through the distribution of rights to stockholders enabling those stockholders to acquire shares of the Company's Common Stock, or that of an acquiror, at a substantial discount to the public market price should any person or group acquire more than 20% of the Common Stock without approval of the Board of Directors under certain circumstances. The Company has reserved 300,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with the Stockholder Rights Plan. The Company is authorized to issue an additional 4,700,000 shares of Preferred Stock in one or more series, having terms fixed by the Board of Directors without a stockholder vote. While the Board of Directors has no current intentions or plans to issue any Preferred Stock, issuance of these shares could also be used as an anti-takeover device.

         Shares Eligible for Future Sale; Registration Rights. As of May 26, 1998, the Company had 14,863,749 outstanding shares of Common Stock, substantially all of which are available for sale in the public marketplace.
As of May 26,1998 there were also outstanding stock options to purchase an aggregate of 1,881,505 shares of Common Stock at various exercise prices ranging from $2.00 to $32.88 per share and warrants issued in connection with the Purchase Agreement to purchase 196,670 shares of Common Stock at an exercise price of $18.76 per share. If the Company elects to sell all the shares of Common Stock and Warrants which have not been sold pursuant to the Purchase Agreement but which the Selling Stockholders are irrevocably obligated to purchase, there would be up to an additional outstanding 819,454 shares of Common Stock and 245,836 warrants, with exercise prices ranging from $15.01 to $18.76 per share. Shares of Common Stock which may be issued under outstanding options and warrants will be available for sale in the public markets. To the extent that these outstanding stock options and warrants are exercised, the percentage ownership of certain of the Company's stockholders will be diluted. In addition, certain holders of the Common Stock have certain demand and piggyback registration rights pursuant to a Registration Rights Agreement between the Company and these holders. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Common Stock prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. Further, if the Company were required to include shares, through exercise of the outstanding piggyback registration rights, in a Company-initiated registration, the sale of such shares could have a material adverse effect on the Company's ability to raise additional capital.

         Year 2000 Compliance. The Company uses a number of computer software programs and operating systems in its internal operations, including applications used in financial business systems and various administrative functions. Management is in the process of evaluating the business risk associated with the Company's information systems. Based upon the information known at this time about the Company's current systems, management does not anticipate that the "Year 2000" issue will have a significant impact on its information systems. However, there can be no assurance that "Year 2000" issues will not require a significant commitment of resources to resolve potential problems.

                                  THE COMPANY

         Martek, founded in 1985, is a leader in the development and commercialization of high value products derived from microalgae, including nutritional products, pharmaceutical research and development tools and diagnostics. Martek develops, manufactures and sells products from microalgae. The Company's products include: (1) specialty, nutritional oils for infant formula, nutritional supplements and food ingredients which play a central role in the development of the eyes and central nervous system; (2) high value reagents to visualize molecular interactions for drug discovery and development; and (3) new and powerful fluorescent markers for diagnostics, rapid, miniaturized screening and gene and protein detection. The Company's principal executive offices are located at 6480 Dobbin Road, Columbia, Maryland 21045, and its telephone number is (410) 740-0081.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Common Shares or Warrants by the Selling Stockholders. If all the Warrants are exercised in full, the Company will receive up to approximately $7,380,000, which will be used for general corporate purposes. There can be no assurance, however, that the Warrants will be exercised in full, or at all.


                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

         The securities offered hereby consist of (i) an aggregate of up to 1,475,017 Common Shares that may be offered for resale by the Selling Stockholders named below, (ii) Warrants to purchase 442,506 shares of Common Stock that may be offered for resale by the Selling Stockholders named below, and (iii) up to 442,506 Warrant Shares issuable by the Company upon exercise of the Warrants by persons or entities other than the Selling Stockholders and their affiliates. Of the securities offered hereby, 655,563 shares of Common Stock and 196,670 Warrants were issued to the Selling Stockholders in a private placement which took place in April 1998. The Selling Stockholders are irrevocably obligated to acquire up to an additional 819,454 shares of Common Stock and 245,836 additional Warrants upon (i) the satisfaction of certain conditions, all of which are outside of the control of the Selling Stockholders, and (ii) the request of the Company. Any additional closings will take place between January 1999 and April 2000, if at all. If the Company does not issue the additional shares of Common Stock and Warrants described above, it will be obligated to issue up to a maximum of 102,500 Warrants, which Warrants will have an exercise price equal to or less than $18.76. The Warrants described in the preceding sentence, and their underlying Common Stock are not being registered hereunder.

         The following table sets forth certain information with respect to the Selling Stockholders as of May 26, 1998, as follows: (i) the name of each Selling Stockholder; (ii) the number of the shares of Common Stock beneficially owned by each Selling Stockholder (including shares obtainable under options exerciseable within sixty (60) days of such date) prior to the offering hereby;
(iii) the number of maximum shares of Common Stock being offered hereby; (iv) the maximum number of Warrants being offered hereby; and (v) the maximum number and percentage (if one percent or more) of the Company's outstanding shares of Common Stock to be beneficially owned by each Selling Stockholder after the completion of the sale of Common Stock and Warrants being offered hereby.
There is no assurance that any of the Selling Stockholders will sell any or all of the securities offered hereby.

 Name of Selling       Number of Shares    Number of Shares of    Number of Warrants      Shares Beneficially
 ---------------       ----------------    -------------------    ------------------      -------------------
   Stockholder        Beneficially Owned  Common Stock Offered      Offered Hereby     Owned After the Offering
   -----------        ------------------  --------------------      --------------     ------------------------
                         Prior to the          Hereby (1)                (2)
                         ------------          ----------                ---
                           Offering                                                     Number       Percentage
                           --------                                                     ------       ----------

Vector Later-Stage            0                  103,931                23,984             0             --
Equity Fund II,
L.P. (3)

Vector Later-Stage            0                  311,792                71,952             0             --
Equity Fund II (QP),
L.P. (3)

Moore Global                  0                  306,804                70,801             0             --
Investments, Ltd.

Remington Investment          0                   67,347                15,542             0             --
Strategies, L.P.

J. N. Whipple, III (4)     45,000                 41,573                 9,594          45,000           --

Buena Vista                   0                   20,786                 4,797             0             --
Partners, LLC

-------------------------------------------


(1) Consists of shares of Common Stock currently owned by the Selling Stockholders and offered hereby as well as shares of Common stock issuable to such Selling Stockholders upon exercise of Warrants currently held and offered hereby by such Selling Stockholders.
(2) Consists of Warrants currently owned by the Selling Stockholders and offered hereby, which are exerciseable at $18.76 per share and expire on April 27, 2008.
(3) Sandra Panem, a director of the Company since May 22, 1995, is the President of Vector Fund Management, L.L.C. ("VFM"), which is the general partner of Vector Later-Stage Equity Fund II, L.P. ("VLSEF II") and Vector Later-Stage Equity Fund II (QP), L.P. ("VLSEF QP"), and a Senior Vice President of Vector Asset Management, Inc., which is the managing member of VFM and is the general partner of Vector Fund Management L.P., the general partner of Vector Later-Stage Equity Fund, L.P. ("VLSEF"). Ms. Panem served as a director of the Company from June 1990 until February 1993 and has served as a director of the Company from May 1995 to the present. VLSEF II and VLSEF QP currently own a total of 319,787 shares of Common Stock and warrants to purchase a total of 95,936 shares of Common Stock, all of which are registered hereby, and VLSEF currently owns 70,565 shares of Common Stock.
         Ms. Panem currently owns 4,500 shares of Common Stock as well as options to purchase an additional 17,500 shares of Common Stock issued under the Company's Directors' Stock Option Plan. Ms. Panem disclaims beneficial ownership of the shares of Common Stock and warrants held by VLSEF II, VLSEF QP and VLSEF, except to the extent of her proportionate partnership interest in any Vector entity.
(4) Includes 20,000 shares of Common Stock currently owned by J.N. Whipple, Inc., a company controlled by J.N. Whipple. Mr. Whipple disclaims beneficial ownership of the shares of Common Stock held by J. N. Whipple, Inc.

         In addition to resale of the Common Shares and Warrants by the Selling Stockholders, this Prospectus also covers the issuance by the Company of Warrant Shares upon exercise of the Warrants by a party or parties other than the Selling Stockholders and their affiliates ("Transferees"). In the event of the exercise of any or all of the Warrants by the Selling Stockholders or Transferees, the Company will receive as consideration for issuance of the underlying Common Stock an amount equal to the applicable exercise price of the Warrants multiplied by the number of shares issued to such Selling Stockholder or Transferee. See "Use of Proceeds."

         The Company will not receive any proceeds from the sale of the Common Shares or Warrants by the Selling Stockholders. The Selling Stockholders or Transferees may sell the Common Shares or Warrants directly to market makers acting as principals and/or through broker-dealers or underwriters acting as agents for themselves or their customers. The distribution of the Common Shares by the Selling Stockholders may be effected in one or more transactions that may take place through the Nasdaq National Market or any national securities exchange on which the Common Stock is approved for listing in the future, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The shares may also be sold pursuant to Rule 144. There can be no assurance that all of the Common Shares or Warrants offered hereby will be issued to the Selling Stockholders or that all or any of the Common Shares or Warrants offered hereby will be sold by the Selling Stockholders. The Warrants are not listed for trading on any national securities exchange or approved for quotation on the Nasdaq National Market or any other inter-dealer quotation system, and the Company does not intend to qualify the warrants for such trading or quotation in the future.

         The aggregate proceeds to the Selling Stockholders from the sale of the Common Shares or Warrants will be the sale price of the Common Shares and Warrants sold less the aggregate agents' commissions and underwriters' discounts. Under the terms of the Purchase Agreements, the Company has agreed to bear the expenses of registration of the Common Shares, Warrant Shares and Warrants under the federal and state securities laws. The Company will not bear any commissions or discounts paid or allowed by the Selling Stockholders to underwriters, dealers or agents. The Selling Stockholders and any dealers or agents that participate in the distribution of Common Shares and Warrants may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of Common Shares or Warrants by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may effect transactions by selling Common Stock or Warrants directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from the Selling Stockholders. To the extent required, the specific shares of Common Stock or Warrants to be sold, purchase price, public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering may be set forth in an accompanying Prospectus Supplement.

         The Selling Stockholders and any other persons participating in the sale or distribution of the Common Shares or Warrants will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Common Shares or Warrants by the Selling Stockholders or any other such person. The foregoing may affect the marketability of the Common Shares or Warrants.

         The Company has agreed to indemnify the Selling Stockholders, or their transferees or assigns, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders or Transferees may be required to make in respect thereof.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

COMMON STOCK

         As of May 26, 1998, the Company has outstanding 14,863,749 shares of Common Stock, $.10 par value per share. Each holder of Common Stock is entitled to one vote per share on all matters to be voted upon by the stockholders. Stockholders do not have cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Company has not paid and does not presently intend to pay cash dividends on its common Stock. In the event of a liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

         The Company is authorized to issue 4,700,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock from time to time in one or more series and to establish the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. Any future issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any Preferred Stock.

RIGHTS PLAN

         On September 26, 1995, the Board of Directors of the Company approved a stockholder rights plan (the "Rights Plan") designed to protect stockholders in the event of an unsolicited attempt to acquire the Company, including a gradual accumulation of shares in the open market, a partial or two-tier tender offer that does not treat all stockholders equally, and other takeover tactics which the Board of Directors believes may be abusive and not in the best interests of stockholders. The implementation of the Rights Plan increases the Board of Director's power in the event of an unsolicited proposal by giving the Board of Directors more time and the opportunity to evaluate an offer and exercise its good faith business judgment to take appropriate steps to protect and advance stockholders' interests by negotiating with the bidder, auctioning the Company, implementing a recapitalization or restructuring designed as an alternative to the offer, or taking other action. In connection with the Rights Plan, the Company designated 300,000 shares of Series A Junior Participating Preferred Stock, par value $.01 per share.

         Under the Rights Plan, each holder of the Company's Common Stock is entitled to purchase 1/1,000th of a share of Series A Junior Participating Preferred Stock. Currently, the Rights are neither exerciseable nor traded separately from the Common Stock. The Rights will be exerciseable only if a person or group in the future becomes the beneficial owner of 20% or more of the Common Stock or announces a tender or exchange offer which would result in its ownership of 20% or more of the Common Stock. Ten days after a public announcement that a person has become the beneficial owner of 20% or more of the Common Stock, each holder of a Right, other than the acquiring person, would be entitled to purchase one share of Common Stock of the Company for each Right at one-half of the then-current price. If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, each Right would entitle the holder thereof to purchase common stock of the acquiring company at half of the then-current market price of such common stock. At any time after a person or group of persons becomes the beneficial owner of 20% or more of the Common Stock, the Board of Directors may exchange one share of Common Stock for each Right, other than Rights held by the acquiring person.

         The Board of Directors generally may redeem the Rights at any time until ten days following the public announcement that person or group of persons has acquired beneficial ownership of 20% or more of the outstanding Common Stock. The redemption price is $.001 per Right.

REGISTRATION RIGHTS

         Certain holders of the Common Stock have certain demand and piggyback registration rights pursuant to a Registration Rights Agreement between the Company and these holders. If the Company were required to include shares through exercise of the outstanding piggyback registration rights, in a Company-initiated registration, the sale of such shares could have a material adverse affect on the Company's ability to raise additional capital.

WARRANTS

         The Warrants offered hereby are exerciseable for 442,506 shares of Common Stock which are also registered pursuant to the Registration Statement of which this Prospectus is a part. The Warrants are immediately exerciseable upon issuance, have an exercise price of $18.76 per share, and expire on April 27, 2008. Any of the additional 245,836 Warrants which may be issued pursuant to the Purchase Agreement will have an exercise price between $15.01 and $18.76 per share and will expire three years from their respective dates of issue. Further, if the additional 245,836 Warrants and 819,454 shares of Common Stock are not issued to the Selling Stockholders, the Company will issue a maximum of 102,500 Warrants with a maximum exercise price of $18.76 per share, which Warrants will also expire three years from their respective dates of issue.

         The exercise prices of the Warrants and number of shares of Common Stock issuable upon exercise thereof are subject to adjustment in the event of stock splits, stock dividends or other similar events. In the event of any reclassification, capital reorganization or other change in the outstanding shares of Common Stock, or in the case of any consolidation or merger of the Company with or into another corporation or business entity (other than a consolidation or merger (a) with a subsidiary in which merger of the Company is the surviving corporation or (b) which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock), the Warrants will thereupon become exerciseable to purchase such kind and amount of shares of stock and other securities and property which holders thereof would have received had such holders exercised the Warrants in full immediately prior to such reclassification, capital reorganization or other change, consolidation or merger. In addition, if the Company effects an offering of shares of Common Stock or other stock pro rata among its stockholders, holders of the Warrants shall be entitled, at their option to the extent the Warrants are then exerciseable and have not been exercised, to elect to participate in each and every such offering as though the Warrants had been exercised and such holders were, at the time of any rights offering, then holders of that number of shares of Common Stock to which such holders are then entitled upon exercise of the Warrants.

LIMITATION OF LIABILITY

         The Company's Restated Certificate of Incorporation and revised By-laws limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for (i) breach of the directors' duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and
(iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of the Company's revised Restated Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

         The Company has entered or will enter into indemnification agreements with each of its current and future directors which provide for indemnification of, and advancement or expenses to, such persons to the greatest extent permitted by Delaware law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and the advancement of expenses are discretionary under Delaware law. The Company believes that the limitation of liability provision in its revised Restated Certificate of Incorporation and the indemnification agreement will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors of the Company.

         The Company's revised By-laws, authorize the Company to purchase and maintain insurance for purposes of indemnification, which the Company has purchased. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted under the Company's revised Restated Certificate of Incorporation, revised By-laws or indemnification agreements. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

SECTION 203 OF THE DELAWARE CORPORATION LAW

         Under Section 203 of the Delaware General Corporation Law ("Section 203"), certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held on record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by Section 203 (the Company did not make such an election) or has amended its certificate of incorporation electing not to be so governed, (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination was approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

         The Company adopted an amendment to its Restated Certificate of Incorporation electing not to be governed by the provisions of Section 203. The amendment does not apply to any business combination between the Company and any person who became an interested stockholder prior to June 17, 1993.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock is Registrar and Transfer Company, Cranford, New Jersey.

                                 LEGAL MATTERS

         Certain legal matters with respect to the Common Shares, Warrants and Warrant Shares offered hereby has been passed upon for the Company by Hogan & Hartson L.L.P., Baltimore, Maryland.

                                    EXPERTS

         The financial statements of Martek Biosciences Corporation incorporated by reference in the Martek Biosciences Corporation's Annual Report (Form 10-K) for the year ended October 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

========================================================             =================================================
         NO PERSON HAS BEEN AUTHORIZED IN CONNECTION
 WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION
 OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS
 PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR
 REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN                                      MARTEK
 AUTHORIZED BY THE COMPANY OR THE SELLING                                                 BIOSCIENCES
 STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN                                     CORPORATIONS
 OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY
 ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR                                    COMMON STOCK
 BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL                                        AND
 TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE                                            WARRANTS
 DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE
 HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY
 IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS
 CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.




                                                                                        ---------------------

                                                                                             PROSPECTUS

                                                                                        ---------------------





                ------------------------



 TABLE OF CONTENTS                               PAGE
                                                 ----

 Available Information . . . . . . . . . .         2
 Incorporation of Certain Documents by
 Reference         . . . . . . . . . . . .         2
 Risk Factors      . . . . . . . . . . . .         3
 The Company       . . . . . . . . . . . .        10
 Use of Proceeds   . . . . . . . . . . . .        10
 Selling Stockholders and Plan of
   Distribution    . . . . . . . . . . . .        10
 Description of Capital Stock  . . . . . .        12
 Legal Matters     . . . . . . . . . . . .        14
 Experts           . . . . . . . . . . . .        14                                      May  , 1998
========================================================             =================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered hereby. All the amounts are estimates, except the Commission registration fee. The Selling Stockholders will bear the cost of all selling commissions and underwriting discounts with respect to the sale of any securities by them.

         Securities and Exchange Commission registration fee  . . . . . . .            $    7,179
         NASDAQ listing fee . . . . . . . . . . . . . . . . . . . . . . . .                13,111
         Legal fees and expenses  . . . . . . . . . . . . . . . . . . . . .                20,000
         Accounting and Miscellaneous expenses  . . . . . . . . . . . . . .                 9,710
                 Total  . . . . . . . . . . . . . . . . . . . . . . . . . .            $   50,000
                                                                                       ==========




ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

         Article ELEVENTH of the Company's Certificate of Incorporation provides that the Company will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. In addition, under indemnification agreements with its directors, the Registrant is obligated, to the fullest extent permissible by the DGCL, as it currently exists or may be amended, to indemnify and hold harmless its directors, from and against all expense, liability and loss reasonably incurred or suffered by such directors.

ITEM 16.         EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)     Exhibits

Exhibit
Number           Exhibit Description
------           -------------------

  4.1*           Form of certificate representing shares of Martek common stock, par value $0.10 per share
                 (filed as Exhibit 4.01 to the Company's Registration Statement on Form S-1, File No. 33-
                 68922, declared effective November 23, 1993, and incorporated herein by reference).

  4.2*           Common Stock and Warrant Purchase Agreement, dated April 27, 1998 including form of
                 Warrant, by and among the Company and the Selling Stockholders (filed as Exhibit 99.2 to the Company's Current Report on Form 8-K, File No. 22354, incorporated herein by reference).

  5              Opinion of Hogan & Hartson L.L.P. (to be filed by amendment).

  23.1*          Consent of Ernst & Young LLP, as independent auditors for the Company.

  23.2           Consent of Hogan & Hartson L.L.P. (included in their opinion filed as Exhibit 5).

  24*            Powers of Attorney (included in the Signature Page to this Registration Statement).

  --------------------
  *Filed herewith.

ITEM 17.         UNDERTAKINGS

         (a)     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard, State of Maryland on May 28, 1998.

                                    MARTEK BIOSCIENCES CORPORATION



                                    By: /s/ Henry Linsert, Jr.
                                      ------------------------------------
                                        Henry Linsert, Jr.
                                        Chief Executive Officer



                               POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Henry Linsert, Jr., Peter L. Buzy and Michael J. Silver, and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Date: May 28, 1998                                          /s/ Henry Linsert, Jr.
                                                            ------------------------------------------
                                                            Henry Linsert, Jr.
                                                            Chief Executive Officer and Director
                                                            (Principal Executive Officer)

Date: May 28, 1998                                          /s/ Peter L. Buzy
                                                            ------------------------------------------
                                                            Peter L. Buzy
                                                            (Chief Financial and Accounting Officer)


Date: May 28, 1998                                          /s/ Jules Blake
                                                            ------------------------------------------
                                                            Jules Blake
                                                            Director

Date: May 28, 1998                                          /s/ Bruce E. Elmblad
                                                            ------------------------------------------
                                                            Bruce E. Elmblad
                                                            Director

Date: May 28, 1998                                          /s/ Ann L. Johnson
                                                            ------------------------------------------
                                                            Ann L. Johnson
                                                            Director

Date: May 28, 1998                                          /s/ Douglas J. MacMaster, Jr.
                                                            ------------------------------------------
                                                            Douglas J. MacMaster, Jr.
                                                            Director

Date: May 28, 1998                                          /s/ John H. Mahar
                                                            ------------------------------------------
                                                            John H. Mahar
                                                            Director

Date: May 28, 1998                                          /s/ Sandra Panem
                                                            ------------------------------------------
                                                            Sandra Panem
                                                            Director

Date: May 28, 1998                                          /s/ Richard J. Radmer
                                                            ------------------------------------------
                                                            Richard J. Radmer
                                                            Director

Date: May 28, 1998                                          /s/ Eugene H. Rotberg
                                                            ------------------------------------------
                                                            Eugene H. Rotberg
                                                            Director

Date: May 28, 1998                                          /s/ William D. Smart
                                                            ------------------------------------------
                                                            William D. Smart
                                                            Director

                                 EXHIBIT INDEX

 Exhibit
 Number        Exhibit Description
 -------       -------------------


   4.1*        Form of certificate representing shares of Martek common stock, par value $0.10 per share (filed as Exhibit 4.01 to the Company's Registration Statement on Form S-1, File No. 33-68922, declared effective November 23, 1993, and incorporated herein by reference).

   4.2*        Common Stock and Warrant Purchase Agreement, dated  April 27, 1998, including form of Warrant, by and among the Company and the Selling Stockholders (filed as Exhibit 99.2 to the Company's Current
               Report on Form 8-K, File No. 22354, incorporated herein by reference).


   5           Opinion of Hogan & Hartson L.L.P. (to be filed by amendment).


   23.1*       Consent of Ernst & Young LLP, as independent auditors for the Company.

   23.2        Consent of Hogan & Hartson L.L.P. (included in their opinion filed as Exhibit 5).


   24*         Powers of Attorney (included in the Signature Page to this Registration Statement).

  -----------------------
  *Filed herewith.